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                                   EXHIBIT 4.4

                             SUBSCRIPTION AGREEMENT



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                             SUBSCRIPTION AGREEMENT
                             LUMINEX LIGHTING, INC.
                            A CALIFORNIA CORPORATION

This Subscription Agreement (the "Agreement") is made by and between LUMINEX LIGHTING, INC., a California corporation (the "Company") and the undersigned (the "Subscriber").

           1. Prospectus. Reference is made to that certain Prospectus, dated ________, 1998. Unless otherwise indicated or the context otherwise requires, all terms used in this Agreement shall have the same meaning as in the Prospectus.

           2. Subscription. The Subscriber hereby applies for the purchase of the number of shares of common stock, no par value ("Shares") and redeemable Common Stock Purchase Warrants ("Warrants") of the Company set forth below on the terms and conditions described in the Prospectus and in this Agreement. Simultaneously herewith, the Subscriber is delivering to Platinum Equities, Inc. (the "Underwriter") (a) cash, a bank cashier's or certified check or a money order (or, in lieu thereof, such other form of payment as may be acceptable to the Company and the Underwriter), in the amount of $5.50 for each Share and $.10 for each Warrant the purchase of which is subscribed for and (b) this executed Subscription Agreement. Checks in the amount of the total subscription price shall be made payable to "American Stock Transfer & Trust Company as Escrow Agent for Luminex Lighting, Inc." Checks, together with this executed Subscription Agreement must be mailed (or sent via overnight delivery) to:

           Platinum Equities, Inc.
           80 Pine Street, 32nd Floor
           New York, New York 10005
           Attn:  John Kenny
           Telephone No.: (212) 271-0075

           The Underwriter will in turn transmit funds, by noon on the next business day from receipt of your check, to American Stock Transfer & Trust Company, as Escrow Agent.

           If 250,000 Shares and 250,000 Warrants are not sold within 120 days of the date of the Prospectus, which may be extended for an additional 30 days by mutual agreement between the Company and the Underwriter, subscription funds will be returned to the Subscriber without interest or deduction.

           Subscribers must only subscribe for the number of Shares and Warrants which have been allocated to them by their respective account representative.

           3. Representations and Warranties of the Subscriber. The Subscriber represents and warrants that the Subscriber is over the age of 18 years or duly incorporated if a corporation.

           4. Number of Shares. Subject to acceptance or rejection in whole or in part by the Company, the Underwriter or the selected dealer, the Subscriber hereby subscribes for Shares and Warrants in accordance with the terms and conditions of the offering set forth in the Prospectus and in this Agreement, as follows:

           ___ Shares at $5.50 per Share and ___ Warrants at $.10 per Warrant, for an aggregate price of $_____.

           IN WITNESS WHEREOF, the undersigned has executed this Agreement this _____ day of ______, 1998 at _____________, _________________. (City) (State)


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Signature                                     Social Security or Tax I.D. No.


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Print or Type Name                            Street Address


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Telephone No.                                 City, State, Zip Code